EXHIBIT 11.1


                     DATAWATCH CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE

Computation of weighted average number of shares outstanding used in determining income (loss) per share was as follows:


                                                                 1996           1995                    1994
                                                           ---------------------------------------------------------

COMMON STOCK AND COMMON STOCK EQUIVALENTS:

Weighted average shares outstanding
   of common stock........................................     8,705,172         8,204,502            7,372,946
Common stock equivalent shares resulting
   from assumed conversion of warrants
   and assumed exercise of stock options..................       238,690             (a)                 (a)
                                                            -------------      ------------       -----------


Weighted average of common and common
   equivalent shares-primary..............................     8,943,862         8,204,502            7,372,946
Assumed conversion of warrants and exercise
  of stock options based on higher of
  average or closing market price.........................         4,340             (a)                  (a)
                                                            -------------     -------------      -------------


Weighted average of common and common
  equivalent shares-fully diluted.........................      8,948,202         8,204,502            7,372,946
                                                            =============     =============       ==============

NET INCOME (LOSS).........................................     $1,125,360         $(331,423)         $(3,042,767)
                                                            =============     =============       ==============

NET INCOME (LOSS) PER COMMON SHARE:
   Primary................................................     $      .13         $    (.04)          $     (.41)
                                                            =============     =============       ==============
   Fully-diluted..........................................    $     .13           $    (.04)          $     (.41)
                                                            =============     =============       ==============


(a) Common stock equivalent shares were excluded from the calculation for the years ended September 30, 1995 and 1994 due to the antidulitive effect the inclusion of such would have had on loss per share.